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                                                                    EXHIBIT 10.7

                              [SABAN LETTERHEAD]



May 20, 1998


Mr. Mel Woods
Saban Entertainment, Inc.
10960 Wilshire Blvd.
Los Angeles, California 90024

     Re: Amendment No. 2 to Employment Agreement

Dear Mel:

     Reference is made to the Employment Agreement entered into as of June 1, 1994 between Saban Entertainment, Inc. ("Saban") and you, as amended by Amendment No. 1 to Employment Agreement dated as of September 26, 1996 (the Employment Agreement, as so amended, is referred to herein as the "Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in or pursuant to the Agreement.

     As additional compensation for your services performed to date, Saban hereby agrees to advance to you the aggregate principal amount of Two Million Dollars ($2,000,000) (the "Advance"). The Advance shall bear no interest. Except if otherwise repaid by you at your election, as set forth herein, the Advance will be payable solely by recourse against the amount otherwise payable as the Termination Purchase Price that Saban purchases from you pursuant to Paragraph 5(f)(ix) of the Agreement.

     Any exercise by you of the option to purchase Option Shares pursuant to the terms and conditions of paragraph 5(f) of the Agreement shall be conditioned upon your concurrent repayment in full of the Advance. You may, at your election, make all or any portion of such repayment by increasing the purchase price in connection with such exercise (subject to the satisfaction of all applicable requirements in connection with such increase set forth in that certain Second Amended and Restated Credit Agreement dated as of October 28, 1997 among FCN Holding, Inc., International Family Entertainment, Inc., Saban Entertainment, Inc., Fox Kids Holdings, LLC, the initial lenders named therein, Citicorp USA, Inc., Citicorp Securities, Inc., Chase Securities, Inc. and BankBoston, N.A.) by an aggregate amount equal to all or such portion of the Advance.

     You and Saban agree to report the Advance on all applicable federal and state tax returns (including, without limitation, all income tax, employment tax and information tax returns) (hereafter "Returns") as compensation for services rendered and to treat the Advance accordingly for all tax purposes. You and Saban agree that Saban shall withhold from the payment of the Advance all amounts required to be withheld therefrom in accordance with the preceding sentence. If you exercise the option to purchase Option Shares pursuant to paragraph 5(f) of the
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Mr. Mel Woods
May 20, 1998
Page 2

Agreement, you and Saban agree to treat the repayment of the Advance for all tax purposes as an increase in the purchase price of the Option Shares and to report, when required, such repayment accordingly on all Returns. If you do not exercise the option to purchase Option Shares pursuant to paragraph 5(f) of the Agreement, you and Saban agree to treat the repayment of the Advance for all tax purposes as a reduction in the Termination Purchase Price and to report, when required, such repayment accordingly on all Returns.

     The Advance shall be due and payable, if and to the extent not earlier repaid, upon the termination of your employment with Saban for any reason (the "Termination"), by offset against the amount otherwise payable as the Termination Purchase Price.

     Except as expressly modified herein, all terms of the Agreement remain in full force and effect. This letter shall be governed by the laws of the State of California, excluding any rule of law that would cause application of the laws of any jurisdiction other than the State of California.

     Please execute and return the enclosed copy of this letter, whereupon this letter shall constitute Amendment No. 2 to the Agreement.

                                    Very Truly Yours,

                                    SABAN ENTERTAINMENT, INC.



                                    By:  /s/ Haim Saban
                                         ---------------------------------------
                                         Haim Saban
                                         Chief Executive Officer


Agreed and accepted this
20th day of May, 1998



/s/ Mel Woods
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Mel Woods